EXHIBIT NO. 10(iii)(h)

SEVERANCE PAY PLAN FOR SALARIED EMPLOYEES

OF

ARMSTRONG WORLD INDUSTRIES, INC.

The Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. (the “Plan”) has been authorized by the Board of Directors of Armstrong World Industries, Inc. to be effective on and after May 1, 1989. This Plan supersedes, with the exception of the Armstrong Employment Protection Plan, all prior separation pay policies, practices, and plans of the Company whether in writing or otherwise.

1.	DEFINITIONS

1.01 “Affiliate” shall mean any company which is related to the employing company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code, or as a trade or business under common control in accordance with Section 414(c) of the Code, or any other entity to the extent it is required to be treated as an Affiliated Company in accordance with Section 414(o) of the Code, or any organization which is part of an affiliated service group in accordance with Section 414(m) of the Code. For purposes under the Plan of determining whether an individual is an employee and the period of employment of such individual, each company shall be considered an Affiliate only for the period or periods during which such company is a member of the controlled group or under common control.

1.02 “Company” shall mean Armstrong World Industries, Inc., and any subsidiary or parent corporation of Armstrong World Industries, Inc. that shall have adopted this Plan.

1.03 “Committee” shall mean the Severance Pay Committee where membership shall include at least three salaried employees of the Company who are appointed by the President to administer the Plan.

1.04 “Date of Termination” shall mean the date on which an eligible Participant terminates service pursuant to Subsection 2.02 hereof.

1.05 “Disability” shall mean such incapacity due to physical or mental illness or injury as causes an Employee to be absent from employment duties for 180 consecutive calendar days.

1.06 “Employee” shall mean an individual who is either a Regular Full-Time Salaried Employee or Regular Part-Time Salaried Employee.

1.07 “Eligible Earnings” shall mean the Employee’s unadjusted annual base salary.

1.08 “Reasonable Alternative Employment” shall mean an offer of employment where (i) the base salary is equal to at least 90% of the employee’s current base salary, and (ii) the distance between the employee’s residence or current place of employment and the new place of employment is within 50 miles, or the distance of the employee’s current commute, whichever is greater.

1.09 “Regular Full-Time Employee” shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work the normal number of work hours for the location as determined by the Company.

1.10 “Regular Part-Time Employee” shall mean any individual who is employed by the Company on a salaried basis as an employee on a continuing basis and is expected to work for the Company less than the normal number of work hours.

1.11 “Weekly Eligible Earnings” shall mean Eligible Earnings divided by 52.

1.12 “Years of Service” shall mean the eligible Participant’s period of service with the Company, including partial years. A Participant who is a key executive as designated by the Board of Directors, or its delegate, will receive credit for years of service for employment prior to such Participant’s Company employment.

2.	PARTICIPATION AND ELIGIBILITY

2.01 Participants. The participants in the Plan are all Regular Full-Time or Regular Part-Time Employees of the Company. Any employee who was previously employed by the Company and is rehired shall be entitled to credit for any prior period(s) of employment with the Company for the purpose of calculating Years of Service referenced in Section 1.12 and Section 3.01, in the event that the Employee’s reemployment is terminated under conditions which would otherwise entitle the Employee to benefits under the Plan. Any Employee who was previously employed by the Company and who terminated employment and received benefits under this Plan and is subsequently reemployed by the Company shall not be entitled to receive credit for any prior period of employment for which benefits have been paid under this Plan.

2.02 Eligibility.

(a)	Any Participant who is involuntarily terminated (1) due to a reduction in the workforce of the office on location where he/she is employed; (2) due to the elimination of the Employee’s position; or (3) any other reason approved in the Committee’s sole discretion, will be eligible for severance benefits, provided the Participant is not otherwise excluded from receiving benefits under Paragraph (b) below.

(b)	Any Participant whose employment with the Company is terminated by the Company for any of the reasons listed below shall not be eligible for benefits under the Plan:

(1)	because of the death or Disability of the Employee;

(2)	by the Company due to deliberately engaging in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to fraud or embezzlement by the Employee;

(3)	by the Employee;

(4)	by the Company in connection with the sale or transfer of a plant, unit, division, or subsidiary of the Company to a successor (whether by reason of a sale of stock or assets), and the Employee (i) continues employment with the successor organization or (ii) is offered Reasonable Alternative Employment by the successor, regardless of whether the Employee accepts or rejects the employment offer;

(5)	by the Company and the Employee refuses to accept an offer of Reasonable Alternative Employment with the Company or any Affiliate.

(c)	Generally, any Participant whose employment with the Company is terminated by the Company due to unacceptable job performance or for other disciplinary reasons (such as attendance issues or insubordination) shall not be eligible for benefits under the Plan unless otherwise approved in the Committee’s sole discretion.

2.03 Effect of Participant’s Eligibility to Retire. No eligible Participant will be denied severance benefits solely because such Participant is also eligible for retirement benefits under another plan of the Company.

2.04 Reservation of Rights. The Company reserves the right for the Committee to depart from the schedule listed in the Appendix where the eligible Participant’s attendance, job performance, or other job-related conduct appears to the Company to justify an upward or downward adjustment in benefits. However, in no event shall the maximum benefit payable under the Plan exceed twice such Participant’s annual compensation, as defined in 29 C.F.R. Section 2510.3-2(b)(2); nor shall the maximum payment period exceed 24 months after the termination of the Participant’s employment.

2.05 Classification of Employees to Whom the Plan Does Not Relate. The severance policies and procedures contained in this Plan do not apply to employees classified by the Company as temporary or hourly-paid employees.

3.	BENEFITS

3.01 Amount and Schedule of Benefit Payments. The Company will provide severance pay and benefits, as described in paragraphs (a) through (e) below, to a Participant eligible for benefits under this Plan.

(a)	Accrued Salary. Any accrued salary not yet paid to the Participant for services performed prior to the Date of Termination shall be paid in compliance with state law, but not later than 20 calendar days following the Date of Termination.

(b)	Vacation Pay. The Participant will be reimbursed for vacation pay to the Date of Termination in accordance with Company policy.

(c)	Severance Pay. The Participant shall be paid a severance amount related to the Participant’s Years of Service and Eligible Earnings. The amount of severance payment shall be calculated using the schedule in the Appendix. Weeks of severance for partial years of service will be calculated proportionately.

(d)	Mode of Payment. After the eligible Participant has satisfied all conditions precedent to receive severance benefits, such benefits will be paid to the Participant in a lump sum within 30 days of termination, unless the Plan administrator approves payment by salary continuation or some combination of periodic and lump sum payments.

(e)	Insurance Benefits. An eligible Participant’s insurance benefits shall be determined in accordance with the applicable insurance benefit plan.

3.02 Other Circumstances that Can Result in Disqualification, Forfeiture, Reduction or Suspension of Severance Benefits.

(a)	Elective Deductions. An eligible Participant may elect to have insurance premiums for Company-sponsored insurance plans deducted from severance payments.

(b)	Legally Required Deductions. Appropriate federal, state and local taxes will be withheld from all severance payments.

(c)	Effect of Rehire or Reinstatement (Or an Offer of Same). If an eligible Participant is granted severance benefits and the Participant is either rehired or reinstated as a regular salaried employee on a regular full-time basis by the Company (or is offered rehire or reinstatement on a full-time basis by the Company) before the end of the pay continuation period, then the Participant forfeits any unpaid severance payments for the periods following rehire or reinstatement (or the date of offer of same). In addition, to the extent the number of weeks of severance paid to the Participant exceeds the length of the Participant’s break in service, the Participant will be required to refund or reimburse the Company for the excess severance already paid to the Participant.

(d)	Effect of Sale of Portion of Business Assets. Any Participant whose employment with the Company is terminated during or in anticipation of a sale of some, but not all, assets of the Company is not entitled to severance benefits if the purchaser of such assets offers Reasonable Alternative Employment to the Participant, and such offer of employment is made by the purchaser within no later than eight (8) weeks after the termination of the Participant’s employment by the Company. Any severance paid to the Participant shall be repaid to the Company.

(e)	Effect of Participant Misconduct. Any Participant who accepts severance benefits is obligated to reimburse the Company for the full amount of such payments if the Participant subsequently discloses any of the Company’s trade secrets, violates any written covenants between the Participant and the Company, or otherwise engages in conduct that may adversely affect the Company’s reputation or business relations. Likewise, a Participant who engages in such conduct shall forfeit any right to any unpaid severance payments.

(f)	Effect of Employee Solicitation. Any participant who accepts severance benefits is obligated to reimburse the Company for the full amount of such payments if during the two-year period following the Participant’s Date of Termination, the Participant subsequently acts to approach, canvas, solicit or otherwise endeavor to entice away any employee of the Company or any Affiliate. Likewise, a Participant who engages in such conduct shall forfeit any right to any unpaid severance payments.

(g)	Effect of Adverse Economic Conditions. The Company may permanently suspend benefits under severance allowances in pay status (1) in the event of the Company’s insolvency, liquidation, or bankruptcy reorganization or (2) in the event the cost of providing such benefits would lead to the Company’s insolvency, liquidation, or bankruptcy reorganization.

(h)	Effect of Other Severance Pay Laws. Any severance benefits provided by the Company under this Plan shall be reduced dollar-for-dollar by any severance, separation, or any other termination pay benefit that the Company or any Affiliate is required to pay to an eligible Participant under any federal or state law.

(i)	Effect of Catastrophes and Other Extraordinary Events. Severance payments will not be made if the Participant’s employment is terminated because of fire, flood, explosion, bombing, earthquake or other disaster causing damage to the location facilities or when strikes, work stoppages or civil disturbances prevent continued operations.

(j)	Effect of Temporary Layoffs. Severance payments will not be made if a layoff is deemed to be temporary and of limited duration, e.g., a need for inventory reduction in a production facility or activities closely aligned with it. During such periods, Participants are encouraged to take any available vacation to which they may be entitled.

(k)

Non-Compete Agreement. The Participant who has been involuntarily terminated may be required to execute a Non-Compete Agreement when the Committee determines that such an Agreement is required to protect the Company. Any Participant who is asked to execute a Non-Compete Agreement will receive additional severance in an amount not less than One Thousand Dollars ($1,000) as consideration for the Non-Compete Agreement. The Non-Compete Agreement must be signed and returned to the Company within 60 days after the Participant’s termination date in order for the Participant to receive any benefits under this Plan.

3.03 Condition Precedent to Severance Payments. For the Employee who becomes eligible for severance payments under the Plan, severance payments will not be paid under any circumstances until the eligible Participant executes a Company approved release of the Participant’s then existing rights and claims against the Company. The release must be signed and returned to the Company within 30 days after the Participant’s Date of Termination in order for the Participant to receive benefits under this Plan.

3.04 Impact of Armstrong Employment Protection Plan. Notwithstanding anything to the contrary in this Plan, in the event the Participant’s Date of Termination coincides with or follows a change in control, as defined in the Armstrong Employment Protection Plan, no benefits will be paid under this Plan. This Plan applies only in the case of an eligible Participant whose employment has been terminated by the Company prior to the change in control and who is otherwise eligible to receive a benefit hereunder.

4.	AMENDMENT OR TERMINATION.

The Board of Directors of the Company may by written resolution terminate or amend this Plan at any time, provided that no amendment or termination of the Plan may adversely affect the amount, type, or timing of payment of benefits due and payable hereunder with respect to Participants whose employment has been terminated, except as provided in Section 3.02 of this Plan. Notwithstanding the foregoing, the Board of Directors has delegated the authority to amend the Plan to the Retirement Committee; provided, however, that the Board of Directors reserves the right to rescind or modify such delegation at any time and for any reason and retains the right to amend the Plan itself at any time.

5.	ADMINISTRATION

5.01 Responsibility for administration of the Plan shall be vested in the Committee, which shall have the sole and exclusive discretionary authority to determine conclusively all questions arising in connection with the administration, interpretation and application of the Plan, either by general rules or by particular decisions, including (but not limited to) questions regarding eligibility for benefits hereunder and the amount, form and timing of payments thereof, and any other matter (including any question of fact) raised by a claimant or identified by the Committee. Any such determination by the Committee shall be binding and conclusive upon all persons. The Committee may correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable by it to carry out the purpose of this Plan. The Committee may delegate administrative tasks as necessary to persons who are not Committee members.

5.02 All expenses of administering the Plan shall be borne by the Company. No member of the Committee shall receive any remuneration for service in such capacity. However, expenses of the Committee or its members paid or incurred in connection with administering the Plan shall be reimbursed by the Company.

5.03 The Company may purchase insurance to cover potential liability of the Plan’s fiduciaries. The Plan may purchase insurance for its fiduciaries and/or for itself to cover liability and losses occurring by reason of the act or omission of a fiduciary.

5.04 The Plan is unfunded and all severance payments under the Plan shall be made from the general assets of the Company.

6.	SUCCESSORS; BINDING AGREEMENT

6.01 In the event of a sale or transfer of a plant, unit, division, or subsidiary of the Company to a successor (whether by reason of a sale of stock or assets) by means of which any Employee continues employment with the successor organization or is offered employment with the successor organization, the Company shall not be obliged to negotiate with the successor organization over whether to establish any severance pay plan, policy, or practice with respect to such Employees or whether to cover such Employees under any existing severance pay plan, policy, or practice already maintained by the successor organization.

6.02 All rights of an eligible Employee hereunder shall inure to the benefit of and be enforceable by such Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an eligible Employee should die after having satisfied all conditions precedent to the receipt of such benefits, but prior to receiving all amounts of benefits payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in a lump sum in accordance with the terms of this Plan to the Employee’s devisee, legatee, or other designee or, if there be no such designee, to the Employee’s estate.

7.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in Lancaster County, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8.	MISCELLANEOUS

8.01 No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or change by an eligible Employee or the beneficiary of such Employee except as may be required by law.

8.02 Neither the Plan nor any action taken hereunder shall be construed either (1) as giving any individual employed by the Company any right to receive severance benefits of a type or in any amount similar to the benefits described in Section 3.01 above, unless the individual qualifies for benefits under this Plan; or (2) as giving any Employee any right to be retained in the employ of the Company.

8.03 Payments of benefits under this Plan shall be made in lieu of payments of any severance benefits of a type similar to the benefits described in Section 3.01 above that may be offered under any written or unwritten severance pay policy maintained by the Company and there shall be no duplication of benefits previously paid under any such policy.

8.04 This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent preempted by the Employee Retirement Income Security Act or any other federal law.

8.05 The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

8.06 Any notice or other communication provided for in this Plan shall be in writing and, unless otherwise expressly stated herein, shall be deemed to have been duly given if mailed by United States registered mail, return receipt requested, postage prepaid addressed in the case of an Employee to the Employee’s office at the Company with a copy to the Employee’s residence and in the case of the Company to its principal executive offices, attention of the Severance Plan Administrator.

As Amended Through January 1, 2003

The APPENDIX

Severance Pay Schedule

Effective July 1, 2001

Years of Service	Number of Weeks
1 or less	2.0
2	2.0
3	3.0
4	4.0
5	5.0
6	6.0
7	7.0
8	8.0
9	9.0
10	10.0
11	11.0
12	12.0
13	13.0
14	14.0
15	16.0
16	18.0
17	20.0
18	22.0
19	24.0
20	26.0
21	28.0
22	30.0
23	32.0
24	34.0
25	36.0
26	38.0
27 or more	39.0